Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Rick Wheeler

President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2021 THIRD QUARTER RESULTS

Houston, Texas – August 5, 2021 – Geospace Technologies (NASDAQ: GEOS) today announced a net loss of $0.8 million, or $(0.06) per diluted share, on revenue of $23.1 million for its third quarter ended June 30, 2021. This compares with a net loss of $2.3 million, or ($0.17) per diluted share, on revenue of $22.7 million for the third quarter of the prior year period.

For the nine-months ended June 30, 2021, the Company recorded revenue of $75.4 million compared to revenue of $66.3 million during the prior year period. The Company reported a net loss of $9.0 million, or $(0.67) per diluted share compared to a net loss of $15.4 million, or $(1.14) per diluted share for the prior year period.

Walter R. (“Rick”) Wheeler, President and CEO of Geospace Technologies (the “Company”) said, “With all aspirations and best efforts directed toward a global economic recovery from the COVID-19 pandemic, it is encouraging to see that revenue in our third fiscal quarter, ended June 30, 2021, slightly exceeded last year’s third quarter. Even more encouraging, in these first nine months of fiscal year 2021, our combined revenue reflects an increase of almost 14% over last year’s similar period. The increases come despite a significant reduction in both periods of revenue received from rentals of our OBX marine nodal recording systems. As previously reported, certain follow-on surveys that intended to utilize our OBX systems were delayed or canceled due to COVID-19 restrictions and lockdowns, leaving these systems underutilized. Notably however, rental revenue in this third quarter more than doubled in comparison to the preceding quarter, providing some indication of OBX demand improving as new projects go forward.”

Wheeler continued, “In opposition to lower revenue from our Oil and Gas Markets segment, revenue from our Adjacent Markets segment represents major year-over-year increases for both the three- and nine-month periods ended June 30, 2021. The respective increases of 84% and 30% for the three- and nine-month periods can be attributed in both periods to a variety of factors, including stronger sales of our smart water meter cables and connectors, higher utilization of our contract manufacturing services, and greater demand for our graphic imaging products. When recovery from the COVID-19 pandemic gains traction, we believe demand for these products will maintain an upward climb. We believe, the steady overall growth exhibited in our Adjacent Markets segment is evidence that our deep-rooted expertise in innovative engineering and manufacturing continues to bring ever-increasing technological value to an expanding market. Our recently announced acquisition of Aquana, LLC further bolsters our commitment to deliver state-of-the-art IoT technology solutions to the diversified, yet highly aligned industry of ‘smart-city’ initiatives. The cloud-based control and data management provided by the Aquana platform helps both water utilities and property managers conserve critical water resources and reduce their costs. Our Quantum Technology Sciences subsidiary, which forms our Emerging Markets segment, contributed $1.1 million to third quarter revenue, bringing the nine-month year-to-date total to $10.0 million. The majority of revenue for both periods is from completion efforts toward the contract awarded to Quantum by the Department of Homeland Security in April of 2020. The contract called for providing the U.S. Border Patrol with a highly effective border and perimeter security solution utilizing our sophisticated sensor-based systems in conjunction with ultra-advanced analytics. Taken together, our Adjacent and Emerging Markets segments combined to generate 45% of revenue in both the three- and nine-month periods ended June 30, 2021.”

Oil and Gas Markets Segment

The Company’s Oil and Gas Markets segment generated $12.6 million in revenue for the three-months ended June 30, 2021, compared to $17.5 million during the equivalent year ago period, a decrease of 27.8%. For the nine-month period ended June 30, 2021, revenue from this segment totaled $41.5 million compared to $47.5 million during the equivalent year-ago period, a decrease of 12.5%. The decreases for both periods are the result of reduced rentals of the Company’s wireless OBX nodal marine systems and reduced demand for our traditional marine products. The three-month period decrease of revenue is partially offset by a $2.9 million sale of the Company’s land-based wireless seismic products. The nine-month period’s decrease is partially offset by the recognition of revenue from the sale of a $12.5 million land-based wireless recording system, delivered to a customer one year ago, a $9.9 million sale of used OBX rental equipment to the former lessee of the equipment and a $2.9 million third quarter sale of the Company’s land-based wireless seismic products.

For the three- and nine-month periods ended June 30, 2021, the Company’s traditional seismic products generated $2.0 million and $3.7 million respectively, reflecting a 66.8% increase for the three-month period and a 32.7% decrease for the nine-month period one year ago. The Company does not believe the increase in revenue for the three-months period ending June 30, 2021, is necessarily a sign of recovery of demand for these products. Demand for the Company’s traditional seismic products for the nine-month period declined due to reductions in seismic exploration by oil and gas companies. The reduction of demand for oil and gas is a consequence of the impacts from COVID-19 on travel and overall economic activity that continues to negatively affect demand for these products.

For the three- and nine-month periods ended June 30, 2021, the Company’s wireless seismic products generated revenue of $9.6 million and $36.1 million respectively. These figures represent a respective decrease of 40.1% and 12.0% when compared to $16.1 million and $41.1 million for the equivalent three- and nine-month periods a year ago. Reduction in revenue for the recent three- and nine-month periods are both due to lower utilization of our OBX rental fleet caused by effects from the COVID-19 pandemic. Offsetting the reduction for the three-month period is a $2.9 million sale of land-based wireless seismic products. The reduction in revenue for the nine-month period is largely offset by the recognition of $12.5 million of revenue related to land-based wireless seismic products delivered to a customer in the prior year, a $9.9 million sale of used OBX rental equipment to the former lessee of the equipment and the $2.9 million third quarter sale of land-based wireless seismic products. The Company believes as worldwide COVID-19 related lockdowns and travel restrictions come to an end, higher levels of utilization of the Company’s OBX rental equipment will be achieved, as planned projects will be resumed or commenced.

For the three- and nine-month periods ended June 30, 2021, the Company’s reservoir seismic products generated revenue of $1.1 million and $1.7 million respectively. This reflects increases of $0.8 million for both periods when compared to the three- and nine-month periods last year. The increase in both periods is due to a higher level of performed engineering services. The Company believes the foremost opportunity for meaningful revenue from these products resides in future contracts for the design, manufacture, and deployment of permanent reservoir monitoring (PRM) systems. The Company is engaged in several discussions at various stages with multiple oil and gas producers regarding PRM systems. The Company believes that increased energy demands, brought on by a global recovery from the COVID-19 pandemic, will help increase demand for oil and gas, and that its PRM systems provide the preeminent tool for oil and gas companies to maximize production from existing assets at lower costs and reduced carbon footprint.

Adjacent Markets Segment

For the three- and nine-month periods ended June 30, 2021, revenue from the Company’s Adjacent Markets segment totaled $9.4 million and $23.9 million respectively. These figures represent an increase of 83.6% and 30.4% respectively when compared with $5.1 million and $18.3 million for the three- and nine-month periods one year ago. The increase in both periods is largely the result of increased sales of the Company’s smart water meter cable and connector products, higher demand for its contract manufacturing services, and increased demand in imaging products. The Company is encouraged by the increased demand for our products but cannot reasonably determine if this marks the beginning of a recovery from the impact of the COVID-19 pandemic for this operating segment.

Emerging Markets Segment

For the three- and nine-month periods ended June 30, 2021, the Company’s Emerging Markets segment generated revenue of $1.1 million and $10.0 million respectively. This compares with $88,000 and $557,000 in the equivalent three- and nine-month periods a year ago. The increase in revenue in both periods with respect to last year is the result of fulfilling much of the contract with the Customs and Border Protection, U.S. Border Patrol. The contract, awarded in April 2020 to the Company’s Quantum subsidiary, provides an advanced technology border and perimeter security solution to the Department of Homeland Security. The Company believes additional contracts will follow as the efficacy and value of its unique seismic acoustic technologies and innovative data analytics are fully deployed and demonstrated. Management further believes its systems are fully aligned and complimentary to the U.S. government’s stated intentions of deploying high technology means and methods to protect U.S. borders.

Balance Sheet and Liquidity

For the nine months ended June 30, 2021, the Company used $7.5 million in cash and cash equivalents from operating activities. The Company used $1.7 million of cash for investment activities that included $10.0 million in proceeds from the sale of used rental equipment and $2.1 million in proceeds from the sale of an investment in a debt security, which were offset by $9.7 million, net, used for the purchase of short-term investments and $4.0 million used for investments to property, plant, and equipment and rental equipment. The Company used $3.6 million in financing activities for purchases of treasury stock pursuant to a stock buyback program authorized by the Company’s Board of Directors. The stock buyback program authorizes the Company to repurchase up to $5.0 million of its common shares in the open market. As of August 4, 2021, the Company has repurchased a total of 553,588 shares for approximately $4.7 million since the adoption of the program. The Company has authorized an additional $2.5 million for the stock buyback program. On June 30, 2021, Geospace had $30.0 million in cash, cash equivalents, and short-term investments compared with $32.7 million on September 30, 2020. In addition, on June 30, 2021, the Company had $17.7 million in available borrowing from its credit agreement with Frost Bank, of which no borrowed amounts were outstanding. Thus, the Company’s total liquidity as of June 30, 2021, was $47.7 million. The Company additionally owns unencumbered property and real estate in both domestic and international locations.

Wheeler concluded, “Recoveries from the effects of the COVID-19 pandemic have made great progress in many parts of the world. However, the emergence of the Delta variant and increasing case numbers in many areas pose some caution to hard optimism. Nonetheless, we are encouraged by the results achieved in the first nine months of the fiscal year. Demand for our OBX systems shows incremental improvement, even though some project opportunities have moved further out in time. In addition, progress has been made in our discussions with major oil and gas producers for Permanent Reservoir Monitoring (PRM) systems, and we believe a tender for a PRM system could be released before the end of our fiscal year. The growing interest of oil and gas producers in using our PRM systems to better manage their fields has never been higher, and the depth of investigative inquiry brought about in these discussions reflects serious opportunities over the next several years. Meanwhile, we continue to expand the growing profile of advanced products and services offered in our Adjacent Markets segment. We believe the integration of Aquana’s innovations with our existing technology catalog creates multiple opportunities for future growth in this segment. And in our Emerging Markets segment, we believe additional contracts will follow for our Quantum subsidiary as the deployed systems for the U.S. Border Patrol begin to demonstrate their profound value. In light of these opportunities, in conjunction with our strong debt-free balance sheet, our outlook on the future remains positive and optimistic.”

Conference Call Information

Geospace Technologies will host a conference call to review its fiscal year 2021 third quarter financial results on August 6, 2021, at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (877) 876-9176 (US) or (785) 424-1670 (International). Please reference the conference ID: GEOSQ321 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor Relations tab of our website at www.geospace.com.

About Geospace Technologies

Geospace principally designs and manufactures seismic instruments and equipment. We market our seismic products to the oil and gas industry to locate, characterize and monitor hydrocarbon-producing reservoirs. We also market our seismic products to other industries for vibration monitoring, border and perimeter security and various geotechnical applications. We design and manufacture other products of a non-seismic nature, including water meter products, imaging equipment and offshore cables.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “intend”, “expect”, “plan”, “budget”, “forecast”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, “evaluating” or similar words. Statements that contain these words should be read carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. Examples of forward-looking statements include, among others, statements that we make regarding our expected operating results, the adoption, results and success of our transaction with Aquana, LLC, future demand for our Quantum security solutions the adoption and sale of our products in various geographic regions, potential tenders for PRM systems, future demand for OBX systems, the completion of new orders for channels of our GCL system, the fulfillment of customer payment obligations, the impact of and the recovery from the impact of the coronavirus (COVID-19) pandemic, our ability to manage changes and the continued health or availability of management personnel, volatility and direction of oil prices, anticipated levels of capital expenditures and the sources of funding therefor, and our strategy for growth, product development, market position, financial results and the provision of accounting reserves. These forward-looking statements reflect our current judgment about future events and trends based on the information currently available to us. However, there will likely be events in the future that we are not able to predict or control. The factors listed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K which is on file with the Securities and Exchange Commission, as well as other cautionary language in such Annual Report, any subsequent Quarterly Report on Form 10-Q, or in our other periodic reports, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such examples include, but are not limited to, the failure of the Quantum or OptoSeis® or Aquana technology transactions to yield positive operating results, decreases in commodity price levels and continued adverse impact of COVID-19, which could reduce demand for our products, the failure of our products to achieve market acceptance (despite substantial investment by us), our sensitivity to short term backlog, delayed or cancelled customer orders, product obsolescence resulting from poor industry conditions or new technologies, bad debt write-offs associated with customer accounts, inability to collect on promissory notes, inability to realize value from bonds, lack of further orders for our OBX systems, failure of our Quantum products to be adopted by the border and security perimeter market or a decrease in such market due to governmental changes, and infringement or failure to protect intellectual property. The occurrence of the events described in these risk factors and elsewhere in our most recent Annual Report on Form 10-K or in our other periodic reports could have a material adverse effect on our business, results of operations and financial position, and actual events and results of operations may vary materially from our current expectations. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Revenue:
Products	$17,679	$6,975	$66,005	$25,575
Rental	5,404	15,728	9,430	40,740

Total revenue	23,083	22,703	75,435	66,315

Cost of revenue:
Products	12,907	8,660	47,492	28,285
Rental	4,549	5,979	14,744	19,564

Total cost of revenue	17,456	14,639	62,236	47,849

Gross profit	5,627	8,064	13,199	18,466

Operating expenses:
Selling, general and administrative	5,243	5,704	16,075	17,767
Research and development	3,658	4,014	10,943	12,535
Change in estimated fair value of contingent consideration	(795)	662	(1,713)	1,634
Bad debt expense	(40)	248	(32)	406

Total operating expenses	8,066	10,628	25,273	32,342

Loss from operations	(2,439)	(2,564)	(12,074)	(13,876)

Other income (expense):
Interest expense	—	(8)	—	(31)
Interest income	151	574	1,284	924
Gain on investments, net	1,727	—	1,996	—
Foreign exchange gains (losses), net	(49)	307	64	283
Other, net	(8)	(21)	(3)	(78)

Total other income, net	1,821	852	3,341	1,098

Loss before income taxes	(618)	(1,712)	(8,733)	(12,778)
Income tax expense	169	573	288	2,600

Net loss	$(787)	$(2,285)	$(9,021)	$(15,378)

Loss per common share:
Basic	$(0.06)	$(0.17)	$(0.67)	$(1.14)

Diluted	$(0.06)	$(0.17)	$(0.67)	$(1.14)

Weighted average common shares outstanding:
Basic	13,353,254	13,545,340	13,464,177	13,517,387

Diluted	13,353,254	13,545,340	13,464,177	13,517,387

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except share amounts)

(unaudited)

	June 30, 2021	September 30, 2020
Current assets:
Cash and cash equivalents	$20,070	$32,686
Short-term investments	9,900	—
Trade accounts and financing receivables, net	18,981	13,778
Unbilled receivables	1,561	—
Inventories, net	15,170	16,933
Asset held for sale	606	587
Prepaid expenses and other current assets	1,951	953

Total current assets	68,239	64,937
Non-current financing receivables	2,154	—
Non-current inventories, net	18,151	16,930
Rental equipment, net	41,862	54,317
Property, plant and equipment, net	29,449	29,874
Operating right-of-use assets	1,249	—
Goodwill	4,337	4,337
Other intangible assets, net	7,032	8,331
Deferred cost of revenue and other assets	238	8,119

Total assets	$172,711	$186,845

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$2,973	$1,593
Contingent consideration	2,317	—
Operating lease liabilities	221	—
Deferred revenue and other current liabilities	8,766	8,753

Total current liabilities	14,277	10,346

Non-current contingent consideration	6,932	10,962
Non-current operating lease liabilities	1,073	—
Non-current deferred revenue and other liabilities	26	4,567

Total liabilities	22,308	25,875

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.01 par value, 20,000,000 shares authorized; 13,739,096 and 13,670,639 shares issued, respectively; and 13,315,097 and 13,670,639 shares outstanding, respectively	137	137
Additional paid-in capital	92,475	90,965
Retained earnings	77,545	86,566
Accumulated other comprehensive loss	(16,166)	(16,698)
Treasury stock, at cost, 423,999 shares at June 30, 2021	(3,588)	—

Total stockholders’ equity	150,403	160,970

Total liabilities and stockholders’ equity	$172,711	$186,845

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	June 30, 2021	June 30, 2020
Cash flows from operating activities:
Net loss	$(9,021)	$(15,378)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred income tax expense (benefit)	(3)	195
Rental equipment depreciation	11,332	13,643
Property, plant and equipment depreciation	2,956	3,029
Amortization of intangible assets	1,299	1,299
Accretion of discounts on short-term investments	45	—
Stock-based compensation expense	1,510	1,682
Bad debt expense (recovery)	(32)	406
Inventory obsolescence expense	1,702	2,853
Change in estimate of collectability of rental revenue	—	7,993
Change in estimated fair value of contingent consideration	(1,713)	1,634
Gross profit from sale of used rental equipment	(6,546)	(698)
Loss (gain) on disposal of property, plant and equipment	6	(151)
Realized gain on sale of investments, net	(1,996)	—
Effects of changes in operating assets and liabilities:
Trade accounts and notes receivables	(4,621)	2,059
Unbilled receivables	(1,561)	—
Inventories	(4,920)	898
Deferred cost of revenue and other assets	6,756	(8,178)
Accounts payable trade	1,372	(1,654)
Deferred revenue and other liabilities	(4,080)	2,811

Net cash provided by (used in) operating activities	(7,515)	12,443

Cash flows from investing activities:
Purchase of property, plant and equipment	(2,451)	(2,559)
Proceeds from the sale of property, plant and equipment	3	204
Investment in rental equipment	(1,528)	(5,448)
Proceeds from the sale of used rental equipment	9,994	3,258
Purchases of short-term investments	(10,844)	—
Proceeds from the sale of short-term investments	1,100	—
Proceeds from sale of investment in debt security	2,069	—

Net cash used in investing activities	(1,657)	(4,545)

Cash flows from financing activities:
Purchase of treasury stock	(3,588)	—

Net cash used in financing activities	(3,588)	—

Effect of exchange rate changes on cash	144	(154)

Decrease in cash and cash equivalents	(12,616)	7,744
Cash and cash equivalents, beginning of fiscal year	32,686	18,925

Cash and cash equivalents, end of fiscal period	$20,070	$26,669

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$—	$31
Cash paid for income taxes	284	2,454
Inventory transferred to rental equipment	3,777	6,220

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Oil and Gas Markets
Traditional seismic exploration product revenue	$1,950	$1,169	$3,736	$5,553
Wireless seismic exploration product revenue	9,628	16,069	36,137	41,073
Reservoir product revenue	1,071	271	1,671	826

	12,649	17,509	41,544	47,452

Adjacent Markets segment revenue:
Industrial product revenue	6,451	3,403	15,835	11,185
Imaging product revenue	2,922	1,703	8,033	7,121

	9,373	5,106	23,868	18,306
Emerging Markets segment revenue:
Border and perimeter security product revenue	1,061	88	10,023	557

Corporate	—	—	—	—

Total revenue	$23,083	$22,703	$75,435	$66,315

	Three Months Ended		Nine Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Operating income (loss):
Oil and Gas Markets segment	$(1,807)	$1,496	$(13,258)	$(1,088)
Adjacent Markets segment	1,997	605	4,819	2,670
Emerging Markets segment	(4)	(1,170)	5,286	(5,035)
Corporate	(2,625)	(3,495)	(8,921)	(10,423)

Total operating loss	$(2,439)	$(2,564)	$(12,074)	$(13,876)